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Pierre Soulages
PEINTURE 181 × 91 CM, 7 AVRIL 2007 · 2007

Pierre Soulages is one of only three artists, Picasso and Chagall, to see a retrospectiv Louvre during their lifetime.

42% PROGRESS

19.6% PRICE APPRECIATION OF SIMILAR WORKS

$1,400,000 APPRAISED VALUE

$1,388,000 INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

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14.2% PRICE APPRECIATION OF SIMILAR WORKS

$5,500,000 APPRAISED VALUE

$5,000,000 INITIAL OFFERING

$7,895,300 PRE-OFFERING MOST RECENT SIMILAR SALE

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

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Warhol
ECTRIC CHAIR · 1964

rhol, a 1960s Pop Art icon, was one of the rican artists to become a celebrity and ld name.

RESS

17.5% PRICE APPRECIATION OF SIMILAR WORKS

$3,850,000 APPRAISED VALUE

$3,850,000 INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

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×

$1,400,000
APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

Third Party Appraisal



Pierre Soulages

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Pierre Soulages is one of only three artists, next to Picasso and Chagall, to see a retrospective by the Louvre during their lifetime.


Pierre Soulages
Peinture 181 × 91 cm, 7 avril 2007
Signed and dated on the reverse
Acrylic on canvas
71 ¼ x 31 ⅞ in (181 x 91 cm)

WHY WE LIKE THIS PAINTING

At 100 years old, Pierre Soulages has been called the world's greatest living artist and is considered a national treasure in France.

Masterworks is thrilled to offer *Peinture 181 × 91 cm, 7 avril 2007,* a large-scale work from the artist's signature Outrenoir series, which began in 1979 and was solidified in the 2000s. Similar works have appreciated by 19.6% annually since 2007. The auction record for post-2000 Outrenoir examples has grown from $245,000 in 2010 to the current record of $2.85 million in 2018.

Although Soulages's career spans over 70 years, his market has seen recent acceleration in the last two decades. From 2000-2019, total annual sales have grown by 19% annually, and his average price has increased 15.1% annually.

19.6%

PRICE APPRECIATION OF SIMILAR WORKS BY SOULAGES

Learn more about price appreciation, and view our important disclosures

Deal Terms

THE PAINTING

Peinture 181 × 91 cm, 7 avril 2007

Masterworks acquired *Peinture 181 × 91 cm, 7 avril 2007* (2007), which measures 71 ¼ by 35 ⅘ inches, in a privately negotiated transaction on October 12, 2020.

PRICE APPRECIATION OF SIMILAR WORKS BY PIERRE SOULAGES

19.6%

Reflects realized prices of similar works selected by Masterworks based on public auction sales data. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Pierre Soulages with the following criteria: all black paintings, created between 2002 and 2011, that are no smaller than 36 inches by 31 inches and no larger than 88 inches by 90 inches. The data was sourced from publicly available auction records and does not include private sales, except the acquisition of the Painting.

Important Disclosures*

APPRAISED VALUE

$1,400,000

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal. Investors are cautioned not to put undue emphasis on the appraisal.

OFFERING SIZE

$1,388,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on EDGAR—you should carefully review the information contained in the offering document relating to a particular offering before investing.



Peinture 181 × 91 cm, 7 avril 2007
2007

Signed and dated on the reverse
Acrylic on canvas
71 ¼ × 35 ⅘ in (181 × 91 cm)

Similar Sales

Auction Results for Similar Paintings by Pierre Soulages


$2.25m
$2m
$1.75m
$1.50m
$1.25m
$1m
$750k
$500k
$250k
$0
2007
2010
2013
2016
2019

Similar Paintings

Reflects realized prices of similar works selected by Masterworks based on public auction sales data. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Pierre Soulages with the following criteria: all black paintings, created between 2002 and 2011, that are no smaller than 36 inches by 31 inches and no larger than 88 inches by 90 inches. The data was sourced from publicly available auction records and does not include private sales, except the acquisition of the Painting.

Important Disclosures*



Peinture 130 x 81 cm, 27 mai 2004

Auction House	Christie’s
Sales Date	May 31, 2007
Year	2004
Sold For	**$242,316**



Peinture 130 x 81 cm, 20 mars 2004

Auction House	Christie’s
Sales Date	May 31, 2007
Year	2004
Sold For	**$234,238**



Peinture 13 × 92 cm- 11 mai 2004

Auction House	Grisebach

Historical Pierre Soulages Price Appreciation

The data below includes auction sales in which an object sold more than once at auction since the later of (i)1950 or (ii) the date of the artist's first auction sale as tracked by Masterworks, listed from most recent sale to least recent sale.



PURCHASE PRICE
≈ $123,755

SALE PRICE
≈ $4,276,463

GROSS APPRECIATION
▲ **34.56x** (15 years)



PURCHASE PRICE
≈ $74,019

SALE PRICE
≈ $1,101,764

GROSS APPRECIATION
▲ **14.88x** (18 years)



PURCHASE PRICE

SALE PRICE



≈ $102,099

GROSS APPRECIATION

▲ 12.63x (19 years)

≈ **$1,289,779**



PURCHASE PRICE

≈ $207,174

SALE PRICE

≈ **$1,929,892**

GROSS APPRECIATION

▲ 9.32x (25 years)

SALE PRICE

≈ $88,536

MORE RESULTS

Biography

Pierre Soulages (b. 1919) is considered to be one of the most important and accomplished French painters still working today. Soulages began his artistic education in 1938, at the prestigious École nationale supérieure des Beaux-Arts in Paris, but never finished his formal schooling. After serving in the military during World War II, Soulages returned to Paris in 1946, and began working wholly in an abstract style. Over the course of his decades-long career, Soulages' commitment to abstraction and interest in the properties of black paint has not wavered. Though his late 1950s and early 1960s works feature hints of color, in the decades that followed, black began to dominate his practice, resulting in his extremely sought after shimmering "Outrenoir," or "beyond black" monochrome paintings.

Paintings by Pierre Soulages are held in some of the most important permanent collections in the world, including the Guggenheim Museum, the Tate Modern in London, and the Centre Pompidou in Paris. Additionally, in 2001, Soulages became the first living artist to have an exhibition in Saint Petersburg's State Hermitage Museum, and in 2019, he became only the third artist to receive a solo show at the Louvre during their lifetime, along with Marc Chagall and Pablo Picasso. Soulages is also one of the few artists to have inaugurated a museum dedicated exclusively to his work, to which he and his wife donated around 500 works; it is located in his home town of Rodez, France. As of October 23, 2020, the artist's top auction records have been set for large format paintings from the late 1950s and early 1960s. As of October 23, 2020, these top auction records are led by *Peinture 186 × 143 cm, 23 décembre 1959* (1959), which sold for $10,600,000 in 2018, followed by *Peinture 200 × 162 cm, 14 mars 1960* (1960), which sold for €9,351,500 ($10,288,248) in 2019, and *Peinture 162 × 130 cm, 14 avril 1962* (1962), which sold for €6,120,000 ($6,885,000) in 2017.

Media





Documents

Offering Circular	Official Filing
Appraisal	Peinture 181 × 91 cm, 7 avril 2007 Appraisal
Provenance	The Artist Lévy Gorvy Gallery, New York Archeus / Post-Modern, London Private Collection Private Gallery (as agent) Acquired from the above by Masterworks

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